PURCHASE AGREEMENT

among

BRIDGEPORT VENTURES INC.,

and

FRANCISCO SCHUBERT SEIFFERT

and

RIO CONDOR RESOURCES S.A.

NOVEMBER 10, 2009

PURCHASE AGREEMENT

This agreement is made as of the 10th day of November, 2009.

A M O N G:

BRIDGEPORT VENTURES INC., a corporation incorporated under the laws of the Province of Ontario

("**Bridgeport**" or the "**Buyer**")

\- and -

FRANCISCO SCHUBERT SEIFFERT being an individual regularly domiciled and resident in Chile, national identification card no. 6,095,824-6

(the "**Seller**")

\- and -

RIO CONDOR RESOURCES S.A., a corporation incorporated under the laws of Chile

("**Rio Condor**")

WITNESSETH:

WHEREAS the Seller is the owner of all of the issued and outstanding shares (the "**Purchased Shares**") in the capital of Rio Condor, save and except for the Nominee Share which is owned by Rodrigo Puelma Calvo;

AND WHEREAS Rio Condor owns an option to purchase an undivided interest in the Rosario Property, as set forth in the Rosario Property Option Agreements, the Tamara I Property as set forth in the Tamara I Property Option Agreement and certain contiguous properties (being the Soesmi Block and the Simonetta Block) as set forth in the Letters of Intent;

AND WHEREAS the Seller wishes to sell and the Buyer wishes to acquire the Purchased Shares and to direct the acquisition of the Nominee Share, in accordance with the terms and conditions set forth herein;

AND WHEREAS Rio Condor joins in this Agreement to signify its assent to the terms and conditions hereof and the completion of the transactions contemplated hereby;

AND WHEREAS all capitalized terms when not otherwise defined in the preambles hereto shall have the respective meanings ascribed thereto in Article 1;

NOW THEREFORE in consideration of the foregoing, the representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

"**Affiliate**" shall mean, with respect to a Person, another Person which is controlled by, controls or is under common control with the first mentioned Person, and "control" for this purpose means: (a) the ownership of or control or direction over, directly or indirectly, more than 50% of the voting power attached to the outstanding voting securities of the relevant Person or of sufficient voting securities of such Person that the holder has the right to control the election or appointment of a majority of the directors or persons acting in a substantially similar capacity (if applicable) of such Person; and (b) the ability to control the management and affairs of the relevant Person;

"**Agreement**" shall mean this Agreement, including any schedules hereto, and any amendments hereto;

"**Applicable Laws**" shall mean, with respect to any Person, any national or foreign federal, state, provincial or local Laws, ordinance, regulation, rule, code, order, other requirement or rule of law or stock exchange rule applicable to such Person or any of its properties, assets, officers, directors, employees, independent contractors, consultants or agents;

"**Blocks**" shall mean the Soesmi Block and the Simonetta Block;

"**Books and Records**" shall mean all books, records, data and information, financial or otherwise, in the possession or control of the Seller or Rio Condor;

"**Business Day**" shall mean a day that is a business day in Toronto, Ontario, Canada;

"**Buyer**" shall mean Bridgeport Ventures Inc.;

"**Buyer Public Documents**" shall have the meaning ascribed thereto in Section 4.5;

"**Buyer Transaction Documents**" shall have the meaning ascribed thereto in Section 4.1;

"**Bridgeport Shares**" shall mean 1,200,000 common shares in the capital of the Buyer, to be issued to the Seller or as may be otherwise directed by the Seller;

"**Canadian Securities Regulators**" shall mean the securities regulators of the Provinces of British Columbia, Ontario and Alberta;

"Cash Component" shall have the meaning ascribed thereto in Section 2.2;

"Claim" shall have the meaning ascribed thereto in Section 9.1;

"Closing" shall mean the completion of the sale to, and the purchase by the Buyer of the Purchased Shares;

"Closing Date" shall have the meaning ascribed thereto in Section 2.4;

"Closing Time" shall mean 9:00 a.m. (Toronto time) on the Closing Date, or such other time on that date as the Parties agree in writing that the Closing shall take place;

"Disposal" shall mean any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

"Environment" shall mean the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law, and **"Environmental"** shall have a similar extended meaning;

"Environmental Law" shall mean any Applicable Laws currently in effect relating to pollution or protection of the Environment, health, safety or natural resources, including, without limitation, to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials;

"Environmental Liability" shall mean any claim, demand, order, suit, obligation, damages, liability, cost (including, without limitation, the reasonable cost of any investigation, testing, compliance or remedial action), or expense (including attorney's and consultant's fees and expenses) arising out of, relating to or resulting from any Environmental, health or safety matter or condition, including natural resources;

"Environmental Notice" shall mean any written directive, Order, claim, litigation, investigation, proceeding, judgment or letter from any Person, including any Governmental Authority, relating to non-compliance with or breach of any Environmental Law or Environmental Permit;

"Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law;

"Exchange" shall mean the TSX Venture Exchange;

"GAAP" shall mean generally accepted accounting principles of Canada;

"Governmental Authority" shall mean any Chilean, Canadian or foreign federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body;

"**Governmental Order**" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority;

"**Hazardous Materials**" shall mean any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as so defined, judicially interpreted or identified in any Environmental Law, including any that may impair the quality of any waters and includes; (i) petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos in any form that is friable or polychlorinated biphenyls; and (ii) any chemical, material or other substance so defined, judicially interpreted or identified.

"**Laws**" shall mean any Chilean, Canadian or foreign, federal, state, provincial or local law, ordinance, regulation, rule, code, Order, other requirement or rule of law or stock exchange rule, including any judicial or administrative interpretation thereof;

"**Legal Proceeding**" shall mean any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding;

"**Letters of Intent**" shall mean those letters of intent with respect to the Blocks, being respectively, the letter of intent dated October 27, 2009 between Rio Condor and Julio Santander Noemi; and the letter of intent dated November 6, 2009 between Rio Condor and Maria Hortensia Contreras Guaita, representing Mario Contreras Villar;

"**Letters of Intent Property Option Payments**" shall mean the maximum of US$2.4 million to be paid by Rio Condor to acquire a 100% interest in the Blocks;

"**Liabilities**" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, due or not yet due or determined or undeterminable, including, without limitation, those arising under any Law or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise, including, without limitation, arising directly or indirectly under or pursuant to any loan, credit agreement, loan or credit facility transaction or arrangement;

"**Lien**" shall mean any encumbrance of any nature or kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge or security, including arising under or by operation of any Applicable Laws, including any banking legislation, trust or deemed trust (whether contractual, statutory or otherwise arising), any easement, agreement, reservation, right of way, restriction, royalties, net profits interest, encroachment, burden, bond, guarantee or any other right or claim of others of any kind whatever or any restrictive covenant or other agreement, restriction or limitation on title or use;

"**Minute Books**" shall have the meaning ascribed thereto in Section 3.4;

"**Nominee Share**" shall mean one common share in the capital of Rio Condor, registered in the name of Rodrigo Puelma Calvo;

"Order" shall mean any order, (including any judicial or administrative order and the terms of any administrative consent) injunction, judgment, decree, ruling, writ, assessment or arbitration award;

"Parties" shall mean the Sellers, the Buyer and Rio Condor and **"Party"** shall mean any one of them;

"Permit" shall mean any and all permits, licences, concessions, approvals, certificates, consents, certificates of approval, rights, privileges or franchises, registrations (including any required export/import approvals) and exemptions of any nature and other authorizations, other than Environmental Permits, conferred or otherwise granted by any Governmental Authority;

"Permitted Liens" shall mean; (i) a two percent net smelter return royalty payable to the owners of the Rosario Property pursuant to the Rosario Property Option Agreements (being over those properties listed in sections 1 through 5 inclusive of Schedule "A", which royalty can be purchased at any time in consideration of the sum of US$2.0 million and which is assignable by the royalty owner after the property is in commercial production, subject to a right of first refusal in favour of the royalty payee; (ii) a lease agreement with respect to the property listed in section 1 of Schedule "A", in favour of Sergio Darío Barahona Tirado, that is evidenced in public deed of August 15, 2004, delivered in the Notary of Copiapó of Mr. Hernán Cañas Valdés, registered on folio 158, number 42 of the Registry of Mortgages and Encumbrances of the year 2004 of the Registrar of Mines of Copiapó, and a sublease agreement of Mr. Sergio Darío Barahona Tirado, in favor of Mr. Omar Osvaldo Barril Santana (there being an agreement from the lessee to terminate such lease once the option has been accepted, failing which Rio Condor has the right to cause such termination by power of attorney and the sublessee having committed to sign a termination of such sublease on or before November 16, 2009); and (iii) with respect to the property that is listed in section 3 of Schedule "A", a lease agreement in favor of Mr. Jaime Enrique Barahona Balbontín, that is evidenced in public deed of October 10, 2008, delivered in the Notary of Copiapó of Mr. Hernán Cañas Valdés, registered on folio 130, number 52 of the Registry of Mortgages and Encumbrances of the year 2008 of the Registrar of Mines of Copiapó, and a lease agreement in favor of Mr. Sergio Barahona Tirado, evidenced in public deed of October 10, 2008, delivered in the Notary of Copiapó of Mr. Hernán Cañas Valdés, registered on folio 132, number 53 of the Registry of Mortgages and Encumbrances of the year 2008 of the Registrar of Mines of Copiapó (there being an agreement from the lessee to terminate such lease once the option has been accepted, failing which Rio Condor has the right to cause such termination by power of attorney); and (iv) a two percent net smelter return royalty payable with respect to the Tamara I Property pursuant to the Tamara I Property Option Agreement, which royalty can be purchased at any time in consideration of the sum of US$300,000 and which is assignable by the royalty owner after the property is in commercial production, subject to a right of first refusal in favour of the royalty payee;

"Person" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity;

"**Purchase Price**" shall have the meaning ascribed thereto in Section 2.2;

"**Purchased Shares**" shall mean 99 common shares in the capital of Rio Condor;

"**Release**" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping, placing or any similar action defined in any Environmental Law;

"**Rio Condor**" shall mean Rio Condor Resources S.A.;

"**Rosario Property**" shall mean the Rosario Property located in Region III of Chile, near the mining centre of Copiapo, as more particularly set forth on Schedule "A" attached hereto;

"**Rosario Property Option Agreements**" shall mean (i) the option agreement dated November 6, 2009 regarding the Rosario Una a Rosario Diez property, between Rio Condor as the Optionee and Sociedad Legal Minera Rosario Una de la Sierra Marcos as the Optionor; (ii) the option agreement dated November 6, 2009 regarding the "Julia 1 al 18" property, between Rio Condor as the Optionee and Sociedad Legal Minera Julia Una de la Sierra San Marcos as the Optionor; (iii) option agreement dated November 6, 2009 regarding the "Eliana I 1 al 20" property, between Rio Condor as the Optionee and Sociedad Legal Minera Eliana I Una de la Sierra San Marcos as the Optionor; (iv) option agreement dated November 6, 2009 regarding the "Eliana II 1 al 22" and "Eliana III 1 al 2" properties, between Rio Condor as the Optionee and Sociedad Legal Minera Eliana II Una de la Sierra San Marcos as the Optionor; and (v) option agreement dated November 6, 2009 regarding the "Tamara I 1 at 9" property, between Rio Condor as the Optionee and Sociedad Legal Minera Tamara I Una de la Sierra San Marcos;

"**Rosario Property Option Payments**" shall mean the maximum US$10.0 million to be paid by Rio Condor to acquire a 100% interest in the Rosario Property subject to the Permitted Liens pursuant to the Rosario Property Option Agreements of which US$292,500 has previously been advanced by the Buyer's nominee as a first payment;

"**Seller**" shall mean Francisco Schubert Seiffert;

"**Seller Transaction Documents**" shall have the meaning ascribed thereto in Section 3.1;

"**Tamara I Property**" shall mean the Tamara I al 9 property located in Region III of Chile, near the mining centre of Copiapo (National Roll Number 03203-4737-8);

"**Tamara I Property Option Agreement**" shall mean the option agreement dated November 6, 2009 regarding the Tamara I Property, between Rio Condor as the Optionee and Sociedad Legal Minera Tamara I Una de la Sierra San Marcos as the Optionor;

"Tamara I Property Option Payment" shall mean the maximum of US$400,000 to be paid by Rio Condor to acquire a 100% interest in the Tamara I Property subject to the Permitted Liens pursuant to the Tamara I Property Option Agreement, of which US$15,000 has been advanced as a first payment.;

"Tax Return" shall mean all reports, estimates, information statements and returns required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any federal, state, local or foreign government taxing authority; and

"Taxes" shall mean all taxes, including any interest or penalties or additions that may become payable in respect thereof, imposed by any federal, state, county, local municipal or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limitation, all income taxes, payroll taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation, social security payments, retirement savings fund, health taxes, unemployment insurance payments, public works payments and any other contributions under Applicable Laws and other obligations of the same or of a similar nature.

1.2 Terms Generally

(a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires.

(b) The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified.

(c) The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified.

(d) Unless specified otherwise, the term "dollar" and the symbol "$" when used herein refer to the lawful currency of the United States of America.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase of Purchased Shares

Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, for the Purchase Price, all of the Purchased Shares, free and clear of all Liens and together with all rights of the Seller, now and hereafter attaching thereto. On Closing, the Seller shall procure that the Nominee Share shall be

transferred to a person designated by the Buyer for nominal consideration and free and clear of any and all Liens.

2.2 Purchase Price

In full consideration for the purchase by the Buyer of the Purchased Shares, the Buyer shall pay to the Seller the sum of US$2,000 (the "**Cash Component**") and shall issue to the Seller (or as the Seller shall in writing direct) the Bridgeport Shares from treasury, free and clear of any Liens, subject to any statutory hold periods (the "**Purchase Price**").

2.3 Payment of Purchase Price

On Closing, the Buyer shall deliver the share component of the Purchase Price by delivery of a share certificate or certificates representing the Bridgeport Shares as contemplated in Section 2.2, to the address for delivery as directed by the Seller and duly registered as directed by the Seller. The Seller acknowledges that the Cash Component has been previously delivered by the Buyer to the Seller and US$18,000 has been advanced by the Buyer to Rio Condor.

2.4 Closing

Subject to the terms and conditions of this Agreement, the sale and purchase contemplated hereby and described in this Article 2 shall take place at a closing (the "**Closing**") to be held at the Closing Time on the day that is one Business Day following the date the conditions of Closing set forth in Article 7 have been satisfied, at the offices of Cassels Brock & Blackwell LLP or at such other time or place or on such other date as the Seller and the Buyer may mutually agree upon in writing (the day on which the Closing takes place, the "**Closing Date**"). All Transaction Documents, including all stock transfer documents in respect of the Purchased Shares and the Nominee Share and certificates in the name of the Buyer (or its designee) representing the Purchased Shares and the Nominee Share, shall be delivered in the City of Toronto at or prior to the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

3.1 Organization and Good Standing

Rio Condor is a corporation duly incorporated, validly existing and in good standing under the Laws of Chile. Rio Condor has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and each other agreement, document, instrument or certificate to be executed by Rio Condor in connection with the transactions contemplated hereby (the "**Seller Transaction Documents**"). Rio Condor has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Rio Condor is duly qualified, authorized or licensed to conduct its business and is in good standing under the Laws of Chile. Neither the Seller nor Rio Condor is insolvent, has proposed a

compromise or arrangement to its creditors generally, has taken any proceedings with respect to a compromise or arrangement, has taken any proceedings to have itself declared bankrupt or wound up, has taken any proceedings to have a receiver appointed of any part of its assets and at present no encumbrancer or receiver has taken possession of any of its property and no petition for a receiving order in bankruptcy is filed against either of them.

3.2 Purchased Shares and Nominee Share

The Purchased Share and the Nominee Share represent all of the issued and outstanding shares of Rio Condor. The Seller legally and beneficially owns an undivided 100% interest in and to all of the Purchased Shares, free and clear of any and all Liens and legally and beneficially owns an undivided 100% interest in the Nominee Share, free and clear of any and all Liens. The Purchased Shares and the Nominee Share have been validly issued and are fully paid and non-assessable. There are no outstanding agreements which require or could require Rio Condor to issue any securities. There are no outstanding agreements which prohibit or would be breached by the completion of, the transactions contemplated hereby. None of the Purchased Shares or the Nominee Share are subject to any option, warrant, right of conversion, exchange or purchase, or any similar right. There are outstanding no other shares, warrants, rights or securities convertible into shares or any other evidence whatsoever of an interest in Rio Condor. None of the Purchased Shares or the Nominee Share were issued in violation of the pre-emptive rights of any present or past stockholder of Rio Condor or any other Person. There are no agreements or understandings with respect to the voting, sale or transfer of the Purchased Shares or the Nominee Share or which prohibit, limit, or would be breached by the completion of, the transactions contemplated hereby.

Rio Condor does not own any subsidiaries or shares in the capital of any other corporation nor has it agreed to acquire any subsidiaries or shares in the capital of any other corporations or except as provided in the Rosario Property Option Agreements, the Tamara I Property Option Agreement and the Letters of Intent, any ownership interest in any Person or to acquire any other business operation.

3.3 Authorization of Agreement

Each of the Seller and Rio Condor has good and sufficient power, authority and right to execute and deliver this Agreement, and each of the Seller and Rio Condor has good and sufficient power, authority and right to execute and deliver each of the Seller Transaction Documents to be executed and delivered by it. Each of the Seller and Rio Condor has good and sufficient power, authority and right to perform fully its respective obligations hereunder and under the Seller Transaction Documents to be performed by it. This Agreement has been, and each of the Seller Transaction Documents shall be, on or prior to the Closing Date, duly executed and delivered by the Seller and Rio Condor, as applicable, and constitutes, and each Seller Transaction Document when so executed and delivered shall constitute, legal, valid and binding obligations of the Seller and Rio Condor, as applicable, enforceable against each of them in accordance with its

terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting enforcement of creditors' rights generally.

3.4 Corporate Records

The minute books and share registry books of Rio Condor (collectively, the "**Minute Books**") contain complete and accurate records of the constituent or constating documents, by-laws and powers of attorney of Rio Condor and of all meetings of the directors or shareholders of Rio Condor and accurately reflect all other corporate action of the shareholders and board of directors of Rio Condor. Rio Condor has completed all corporate registrations, recordings and filings as are required to be completed by it in accordance with Applicable Laws.

3.5 No Conflicts

The execution and delivery by the Seller and Rio Condor of this Agreement and the Seller Transaction Documents, the consummation of the transactions contemplated hereby or thereby, compliance by the Seller and Rio Condor with the provisions hereof or thereof, as applicable, will not (i) conflict with, or result in the breach of, any provision of the constituent or constating documents or by-laws or any resolution of the directors or shareholders of Rio Condor; (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under, or give rise to the right to commence any Legal Proceeding under, any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument to which the Seller or Rio Condor is a party or by which or to which they or any of their properties are bound or are subject including without limitation, the Rosario Property Option Agreements and the Letters of Intent; (iii) constitute a violation of, or give rise to the right to commence any Legal Proceeding under, any Law, ruling or regulation applicable to the Seller or Rio Condor; or (iv) result in the creation of any Lien upon any of the Purchased Shares, the Rosario Property, the Tamara I Property, the Blocks, the Rosario Property Option Agreements, the Tamara I Property Option Agreement or the Letters of Intent.

3.6 Consents

There are no consents of Governmental Authorities or other Persons which are required to permit completion by the Seller or Rio Condor of the transactions contemplated hereby in accordance with the terms of this Agreement and without causing the termination of, or giving rise to a right of termination by any Person in respect of the Rosario Property, the Tamara I Property, the Blocks, the Rosario Property Option Agreements, the Tamara I Property Option Agreement or the Letters of Intent. No consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or any other Person is required on the part of the Seller or Rio Condor in connection with the execution and delivery of this Agreement or any of the Seller Transaction Documents by the Seller or Rio Condor, as the case may be, or in connection with the consummation of the transactions contemplated hereby and thereby or the compliance by the Seller or Rio Condor, as applicable, with any of the provisions hereof or thereof.

3.7 Financial Position

Rio Condor has Liabilities that do not exceed US$6,000 in the aggregate together with any and all fees and disbursements owing to Quinzio & Vergara for work completed on behalf of Rio Condor.

3.8 Tax Returns and Payment of Taxes

Rio Condor has timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects, and, all Taxes owing or exigible have been duly paid in accordance with Applicable Laws.

No federal, state, local or foreign audits or other Legal Proceedings are presently pending with regard to any Taxes or Tax Returns of Rio Condor nor has Rio Condor received a written notice of any pending Tax audits or Tax-related Legal Proceedings.

No taxing authority (whether domestic or foreign) has asserted, or, to the knowledge of the Seller, is threatening to assert, against Rio Condor any deficiency or claim for Taxes.

There are no Liens for Taxes upon any property of Rio Condor, except for Liens for Taxes not yet due and payable.

Rio Condor has withheld from each payment made by it to any of its present or former employees, officers, directors and to all other applicable Persons, the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time frame prescribed under any applicable legislation or regulation or, if not due, has made adequate provision in its books and records and financial statements therefor.

3.9 Property

(a) Rio Condor has the right to acquire an undivided 100% legal and beneficial interest in the Rosario Property and the Tamara I Property free and clear of all Liens, save and except for the Permitted Liens. The definition of Permitted Liens accurately describes the Liens to which the Rosario Property and the Tamara I Property is subject. No event, condition or occurrence exists that, after notice or lapse of time would constitute a default with respect to the Rosario Property and the Tamara I Property. There are no pending adverse claims or challenges against the Rosario Property or the Tamara I Property. Rio Condor owns no other property save and except for its rights under the Letters of Intent, the Tamara I Property Option Agreement and the Rosario Property Option Agreements and the Books and Records.

(b) Rio Condor has the right to acquire an undivided 100% legal and beneficial interest in the Blocks free and clear of all Liens, other than a Mortgage and Prohibition. No event, condition or occurrence exists that, after notice or lapse of time would constitute a default with respect to the Blocks. There are no pending adverse claims or challenges against the Blocks.

(c) Schedule 3.9 sets out a list and details of the bank accounts of Rio Condor and the authorized signatories thereon together with powers of attorney relating thereto.

(d) Rio Condor has never carried out any exploration or development work. Rio Condor's sole activities since incorporation have been in connection with the negotiation and settling the Rosario Property Option Agreements, the Tamara I Property Option Agreement and the Letters of Intent.

3.10 Contracts

Other than the Rosario Property Option Agreements, the Tamara I Property Option Agreement and the Letters of Intent, Rio Condor is not a party to any other contract. Each of the Rosario Property Option Agreements, the Tamara I Property Option Agreement and the Letters of Intent is accurately described herein and are binding and enforceable agreements that are in full force and effect on the date hereof. The enforceability of each of the Rosario Property Option Agreements, the Tamara I Property Option Agreement and the Letters of Intent will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither the Seller nor Rio Condor is in default under either the Rosario Property Option Agreements, the Tamara I Property Option Agreement or the Letters of Intent and there does not exist any event of default by either of the Seller or Rio Condor under the Rosario Property Option Agreements, the Tamara I Property Option Agreement or the Letters of Intent. The Seller has no knowledge of any breach or default by any other party to the Rosario Property Option Agreements, the Tamara I Property Option Agreement and the Letters of Intent.

3.11 Litigation

There is no Legal Proceeding pending or, to the knowledge of the Seller, threatened, that challenges the validity of this Agreement or any Seller Transaction Document, or any of the transactions contemplated hereby or thereby or any action taken or to be taken by the Seller or Rio Condor in connection herewith or therewith. There are no Legal Proceedings outstanding, pending or, to the knowledge of the Seller, threatened or anticipated, to which the Seller or Rio Condor is a party or which could reasonably be expected to affect materially and adversely the Rosario Property, the Tamara I Property, the Blocks. There is no outstanding or, to the knowledge of the Seller, any threatened or anticipated Order of any Governmental Authority against, affecting or naming Rio Condor or affecting the Rosario Property, the Tamara I Property, the Blocks.

3.12 Environmental Matters

Rio Condor is not subject to any outstanding Environmental Notice or any notice in respect of which it has not complied, or any claim alleging a violation of Environmental Law, including pursuant to any Release or Disposal or in respect of any personal injury, property damage, or damage to the Environment made, asserted or prosecuted by or on behalf of any Governmental Authority or any third party (whether based on negligent acts or omissions, statutory liability, or strict liability without fault or otherwise).

No remedial actions taken by or on behalf of Rio Condor in respect of any Legal Proceeding, Environmental Notice or Order issued to or against Rio Condor, alleging the violation of any Environmental Law or Environmental Permit by Rio Condor or otherwise arising in connection with the Rosario Property, the Tamara I Property or the Blocks.

Rio Condor has not caused or permitted any Hazardous Material to remain, be Released, made subject to Disposal or discharged either on, in, over, from or under the Environment, including the Rosario Property, the Tamara I Property or the Blocks or to be transported other than in accordance with all Environmental Permits and all Applicable Laws.

(i) Rio Condor has not, in the past five years been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law nor is it currently subject to any Environmental Liability. Rio Condor has not been fined or otherwise sentenced for non-compliance with or breach of any Environmental Law, nor has Rio Condor settled any prosecution for non-compliance with or breach of any Environmental Law in respect of the Assets of Rio Condor; and

(ii) Neither the Seller nor Rio Condor has received any notice of judgment or commencement of Legal Proceedings of any nature, or experienced any search and seizure, nor, to the knowledge of the Seller, is Rio Condor under any investigation initiated by a Governmental Authority or any third party in connection with any breach or alleged breach of or non-compliance with any Environmental Law nor has any such investigation been threatened in writing.

Rio Condor has provided all reports and information to the appropriate Governmental Authority as required by such Governmental Authority pursuant to all applicable Environmental Laws and the Environmental Permits, and the Seller and Rio Condor have made available to the Buyer all material information regarding the circumstances in which such reports have been filed.

3.13 Compliance with Other Laws, Permits

Rio Condor is and at all times has been in material compliance with all Permits (other than Environmental Permits) and all other Applicable Laws promulgated or issued by any Governmental Authority in respect of or applicable to Rio Condor, the Rosario Property, the Tamara I Property or the Blocks and Rio Condor has all valid Permits and has completed all such registrations, recordings or filings in respect of the Rosario Property, the Tamara I Property or the Blocks, as required under Applicable Laws where failure to own valid Permits and/or complete such registration, recordings or filings could have a material adverse effect on Rio Condor.

3.14 No Liabilities

Rio Condor has not incurred any debt, obligation or liability out of the ordinary course of the business other than the commissions set forth in Section 3.21. The Rosario Property Option Payments do not exceed US$10 million (and US$292,500 of such obligations

has been previously advanced by Rio Condor). The Tamara I Property Option Payments do not exceed US$400,000. The Letters of Intent Property Option Payments do not exceed US$2.4 million.

3.15 Employees, etc.

Rio Condor has not ever employed any employees.

3.16 Non-Arm's Length Transactions

Rio Condor has no liabilities in respect of non-arm's length transactions with the Seller or any of its Affiliates. Rio Condor is not a party to any contract with any officer, director, shareholder or any other Person not dealing at arm's length with the Seller or any of its Affiliates.

3.17 No Joint Venture Interests, etc.

Rio Condor is not a partner, co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy, joint venture corporation or other similar jointly owned business, and none of the assets of Rio Condor and none of the Purchased Shares or the Nominee Share is subject to any right of first refusal or other pre-emptive right of any Person.

3.18 Books and Records

The Seller has made available to the Buyer all Books and Records in the possession of the Seller or Rio Condor.

3.19 Bank Creditors/Loans

There are no bank or similar institutional or secured creditors of Rio Condor and there are no outstanding loans or promissory notes taken or guaranteed by Rio Condor or lines of credit from banks or other financial institutions to Rio Condor.

3.20 Dividends or Distributions

No dividends or distributions on the shares of Rio Condor have been authorized, declared or paid and there has not been any direct or indirect redemption, purchase or acquisition of any such shares.

3.21 No Finder's Fee

Neither the Seller nor Rio Condor has taken any actions or entered into any agreements that would result in any fee, commission or other consideration payable by the Buyer in connection with the purchase and sale of the Purchased Shares other than the Rosario Property Option Payments, the Tamara I Property Option Payments or the Letters of Intent Property Option Payments and commissions that aggregate no more than US$500,000 of which US$22,500 has been paid.

3.22 Full Disclosure

The representations and warranties contained in this Agreement or otherwise delivered by the Seller to the Buyer constitute full, true and plain disclosure of all material facts relating to Rio Condor and do not omit to state any material fact.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

4.1 Organization and Good Standing

The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Ontario and has all necessary corporate power and capacity to enter into this Agreement and each other agreement, document, instrument or certificate to be executed by the Buyer in connection with the transactions contemplated hereby (the "**Buyer Transaction Documents**"). The Buyer is duly qualified, authorized or licensed to conduct its business and is in good standing under the Laws of Ontario

4.2 Authorization of Agreement

Subject as set out in Section 4.4 below, the Buyer has good and sufficient power, authority and right to execute and deliver this Agreement and each other Buyer Transaction Document, and to perform fully its obligations hereunder and thereunder. This Agreement has been, and each of the Buyer Transaction Documents shall be, on or prior to the Closing Date, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Buyer Transaction Document when so executed and delivered shall constitute, legal, valid and binding obligations of the Buyer, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting enforcement of creditors' rights generally.

4.3 No Conflicts

Neither the execution and delivery of this Agreement and the Buyer Transaction Documents, the consummation of the transactions contemplated hereby or thereby nor compliance with any of the provisions hereof or thereof shall (i) conflict with, or result in the breach of, any provision of the constituent or constating documents of the Buyer; (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Buyer is a party or by which it or any of its properties or assets is bound or subject; or (iii) save as provided in Section 4.4, constitute a violation of any Law, ruling or regulation applicable to the Buyer.

4.4 Consents

Except for the approval of the Exchange in connection with the performance of this Agreement, no consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Transaction Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by the Buyer with any of the provisions hereof or thereof.

4.5 Buyer Public Documents

The Buyer has, in accordance with Applicable Laws, filed with Canadian Securities Regulators and the Exchange as applicable, true and complete copies of all forms, reports, schedules, statements, material change reports, circulars, press releases, disclosures relating to options and other stock based incentive plans, prospectuses, other offering documents and all other documents required to be filed by it with Canadian securities Regulators or the Exchange , as applicable, since January 1, 2006 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to herein as the "**Buyer Public Documents**"). The Buyer Public Documents (i) at the time filed did not, (ii) as of the date hereof (taken as a whole after giving effect to all filings made prior to the date hereof), do not, and (iii) as of the Closing Date (taken as a whole after giving effect to all filings made prior to the Closing Date) will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in and no other facts or information are known to the Buyer regarding this issue.

4.6 Financial Statements of The Buyer

The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Public Documents, comply as to form in all material respects with applicable accounting requirements and the requirements, rules and regulations of the Canadian Securities Regulators with respect thereto, have been prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

4.7 No Finder's Fee

The Buyer has not taken any actions or entered into any agreements that would result in a finder's fee, commission or other similar fee payable by the Seller or Rio Condor in connection with the sale and purchase of the Purchased Shares.

ARTICLE 5

MUTUAL REPRESENTATIONS AND WARRANTIES

5.1 Interpretation

Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party.

5.2 Commission

Each of the Seller and the Buyer will be liable for any brokerage commission, finder's fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

5.3 Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of any Seller Transaction Document against such Party is subject to the following qualifications:

(a) specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

ARTICLE 6

COVENANTS

6.1 Access to Information

From the date hereof until the Closing, upon reasonable advance notice to the Seller and during normal business hours, Rio Condor and its officers, directors, employees, auditors and agents shall afford the officers, employees and agents and representatives of the Buyer reasonable access, during normal business hours, to the offices, properties and Books and Records and furnish to the officers, employees and authorized agents and representatives of the Buyer such available additional financial and operating data and other information regarding Rio Condor as the Buyer may from time to time reasonably request.

6.2 Regulatory and Other Authorizations; Consents

Each Party shall use its reasonable commercial efforts to obtain all authorizations, consents, orders and approvals of all Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, the Seller Transaction Documents and the Buyer Transaction Documents and shall cooperate fully with the other Party in promptly seeking to obtain all such

authorizations, consents, orders and approvals. Each Party hereto shall use its commercially reasonable efforts not to take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals or the satisfaction of any condition set forth in Article 7. Nothing in this Section 6.2 shall require either Party to expend any material sums to effect the foregoing.

6.3 Further Action

From and after the Closing, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement, the Seller Transaction Documents and the Buyer Transaction Documents, the preparation and filing of any forms or reports required under Canadian securities laws (including without limitation, a Business Acquisition Report) and to give effect to the transactions contemplated hereby and thereby.

6.4 Maintenance of Records

The Buyer shall (i) for a period of at least five years from the Closing Date, retain, at the Buyer's sole expense, all records and documents relating to the Purchased Shares and Rio Condor; (ii) notify the Seller before disposing of any such records; and (iii) make available to the Seller, at the Seller's expense, at reasonable times and upon request therefor, all such records to the extent not disposed of.

6.5 Material Adverse Change

Until the Closing, the Seller shall not, nor shall it permit Rio Condor to take or cause to be taken any action reasonably likely to result in a material adverse change in or to Rio Condor, the Rosario Property, the Tamara I Property, the Blocks, the Rosario Property Option Agreements, the Tamara I Property Option Agreement or the Letters of Intent, or sell, transfer or dispose of any interest in or right to any part of the Rosario Property, the Tamara I Property, the Blocks the Rosario Property Option Agreements, the Tamara I Property Option Agreement or the Letters of Intent. Until the Closing, the Seller shall cause Rio Condor to carry on business in the ordinary course, consistent with past practice.

6.6 Liens, Debts, Liabilities

Until the Closing, the Seller shall not, nor shall it permit Rio Condor to, suffer or permit any Lien, to attach to or affect any of the Purchased Shares or the Nominee Share, or the Rosario Property, the Tamara I Property, the Blocks, the Rosario Property Option Agreements, the Tamara I Property Option Agreement or the Letters of Intent or any Rio Condor's rights, title or interests therein or thereto, or incur or assume any debt, liability or obligation for borrowed money of any nature whatsoever, or incur any other debt, liability or obligation, except in the ordinary course of business.

6.7 Assumptions, Guarantees, Etc.

Until the Closing, the Seller shall not permit Rio Condor to directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any debt obligation or other liability of any Person.

6.8 Investments in Other Persons

The Seller shall not permit Rio Condor, until the Closing, directly or indirectly, to (a) make any loan or advance (other than in connection with currently approved capital expenditures and exploration expenses) to any Person or (b) purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any Person, other than in the ordinary course of business or as required to satisfy the conditions to Closing of the transactions contemplated by this Agreement.

6.9 Mergers, Etc.

Until the Closing, the Seller shall not permit Rio Condor to directly or indirectly, merge, amalgamate or consolidate with any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire (whether in one transaction or in any series of transactions) all or substantially all of the assets of any Person without the prior written consent of the Buyer.

6.10 Restriction on Dividends and Redemptions

Until the Closing, the Seller shall not permit Rio Condor to declare, order, pay or make any dividend or other distribution, directly or indirectly, in respect of any shares of any class of stock of such Persons.

6.11 Hedging Commitments

Until the Closing, the Seller shall not permit Rio Condor to enter into any foreign exchange or interest hedging agreements, any forward commitment for the sale or purchase of gold or silver.

6.12 Injunctions

If any court having jurisdiction over any of the Buyer or the Seller issues any Order before the Closing Time which would prohibit or materially restrict or hinder the Closing, the Party or Parties subject to such order shall, at its or their own expense, use its reasonable commercial efforts and take such actions as are necessary to have such Order dissolved or otherwise eliminated as promptly as possible and, in any event, prior to the Closing Time.

6.13 Cooperation

Each of the Buyer and the Seller shall cooperate with the other Party in order to facilitate and permit the Closing to occur, including with respect to the requisite Governmental Authority approvals. In particular, and subject to obligations of confidentiality, the Buyer and the Seller shall and shall cause Rio Condor to provide to

any Persons whose consent is required to permit the transactions contemplated hereby all such information as may be reasonably required by such Persons.

ARTICLE 7

CONDITIONS OF CLOSING

7.1 Conditions of the Buyer's Obligations

The obligations of the Buyer under this Agreement to complete the purchase and sale of the Purchased Shares is subject to the satisfaction of all of the following conditions on or by the Closing Date, each of which condition is for the benefit of the Buyer and any of which conditions may be waived by the Buyer in whole or in part:

(a) all representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as if made on the Closing Date except for those representations and warranties which are already qualified as to materiality which must be true and correct in all respects;

(b) no Law or Governmental Order by any Governmental Authority, nor any Order of any court under any Applicable Law nor any Legal Proceeding, shall have been entered, issued or commenced which is in effect or is outstanding and has the effect, or seeks an Order having the effect, of making the sale of the Purchased Shares or the Nominee Share, illegal, or otherwise prohibiting consummation thereof or of any of the other transactions contemplated in this Agreement;

(c) the Seller and Rio Condor shall have taken all necessary corporate action to cause, upon Closing, the resignation of any director or officer of Rio Condor nominated by Seller, and the replacement of each such director or officer by a designee of the Buyer and all of such resigning directors and officers shall have provided a full and final release to Rio Condor in respect of any and all claims;

(d) the Buyer shall be satisfied with the results of its due diligence investigations on or before the Closing Date and shall not have notified the Seller that it shall seek to terminate this Agreement as a result of such due diligence investigations on or before the Closing Date;

(e) the Buyer shall have received the approval of the Exchange, to the extent required, to its performance of this Agreement and the transactions contemplated hereby;

(f) All necessary steps shall have been taken to transfer the Nominee Share as shall be directed by the Buyer at the Time of Closing;

(g) the Seller shall have performed all of its covenants and agreements hereunder to be performed on or prior to the Closing Date, and shall have delivered or caused to be delivered at the Closing:

(i) a certified copy of the resolutions of the Board of Directors of Rio Condor, approving the execution, delivery and performance of this Agreement, the Seller Transaction Documents and the transactions contemplated hereby and thereby;

(ii) a certificate of the Seller stating that to the best of his knowledge the representations and warranties herein of the Seller, are true and correct in all material respects as of the Closing Date except for any representations and warranties which are already qualified as to materiality which must be certified as being true and correct in all respects and that he has performed, in all material respects, its covenants and agreements to be performed hereunder on or prior to the Closing Date;

(iii) a certificate of the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to the performance of the covenants, agreements and obligations of the Seller to be performed or completed at or before the Closing; and

(iv) such other conveyances, transfers, approvals, documents, instruments or certificates dated as of the Closing Date, as would be usual in completing transactions of the nature contemplated by this Agreement and the Seller Transaction Documents or as are, in the opinion of counsel for the Buyer, reasonably necessary or desirable to consummate the transactions contemplated hereby, including without limitation, the Nominee Share.

7.2 Conditions of the Obligations of the Seller

The obligations of the Seller under this Agreement to complete the purchase and sale of the Purchased Shares are subject to the satisfaction of all of the following conditions on or by the Closing Date, each of which conditions is for the benefit of the Seller, any of which conditions may be waived, in whole or in part, by the Seller:

(a) all representations and warranties made in this Agreement by the Buyer shall be true and correct in all material respects as if made on the Closing Date, except for any representations and warranties which are already qualified as to materiality which must be true and correct in all respects;

(b) no Law or Governmental Order by any Governmental Authority, nor any Order of any court under any Applicable Law, shall have been entered or issued which is in effect and has the effect of making the sale of the Purchased Shares to the Buyer illegal, or otherwise prohibiting consummation thereof or of any of the other transactions contemplated in this Agreement; and

(c) the Buyer shall have performed in all material respects all of its covenants and agreements hereunder to be performed on or prior to the Closing Date and shall deliver or cause to be delivered at the Closing:

(i) a certified copy of the resolutions of the Board of Directors of the Buyer approving the execution, delivery and performance of this Agreement, the Buyer Transaction Documents and the transactions contemplated hereby and thereby;

(ii) a certificate of a senior officer of the Buyer stating that, the representations and warranties herein of the Buyer are true and correct in all respects as of the Closing Date, except for any representations and warranties which are already qualified as to materiality which must be certified as being true and correct in all respects and that the Buyer has performed, in all material respects, its covenants and agreements to be performed hereunder on or prior to the Closing Date;

(iii) a certificate of a senior officer of the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, as to the performance of the covenants, agreements and obligations of the Buyer to be performed or completed at or before the Closing;

(iv) the Buyer shall have hired Francisco Schubert Seiffert as an employee and David O'Connor as a consultant and the Buyer shall have granted each of such individuals 250,000 options to purchase common shares in the capital of the Buyer pursuant to the Buyer's stock option plan exercisable at the lowest price acceptable to the Exchange and permitted under the Buyer's stock option plan, such options to have a five year term; and

(v) such other approvals, documents, instruments or certificates dated as of the Closing Date, as would be usual in completing transactions of the nature contemplated by this Agreement and the Buyer Transaction Documents or as are, in the opinion of counsel for the Seller, reasonably necessary or desirable to consummate the transactions contemplated hereby.

7.3 Actions to Satisfy Closing Conditions

Each Party shall take all such action as is within its power to control, and shall use its reasonable commercial efforts to cause other actions to be taken which are not within its power to control, to the extent not otherwise provided for herein, so as to ensure compliance with all conditions which are for the benefit of any other Party. The Parties will cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

ARTICLE 8

TERMINATION

8.1 Grounds for Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of each of the Buyer and the Seller;

(b) by the Buyer if any of the conditions in Section 7.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or prior to the Closing Date;

(c) by the Seller, if any of the conditions in Section 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its or their obligations under this Agreement) and the Seller has not waived such condition on or prior to the Closing Date;

(d) by the Buyer if, prior to the Closing Time, there occurs any material adverse effect to the Rosario Property or the Rosario Property Option Agreements with respect thereto; or

(e) by either the Buyer or the Seller if the Closing shall not have occurred on or prior to 60 days from the date of the execution and delivery of this Agreement, unless such eventuality shall have been due to a breach by the Party seeking to terminate this Agreement of any of the agreements herein to be performed or observed by such Party prior thereto.

8.2 Effect of Termination

If this Agreement is terminated as permitted under Section 8.1, such termination shall be without liability to any party to this Agreement or any affiliate, shareholder, director, officer or representative of such party, except for liability arising from a wilful or negligent breach of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Buyer

The Buyer shall indemnify the Seller against and agrees to hold him harmless from any and all damages, claims, losses, liabilities, fines, penalties and expenses (including reasonable legal fees) (a **"Claim"**) incurred or suffered by him arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement or any Buyer Transaction Document.

9.2 Indemnification by Seller

The Seller shall indemnify the Buyer and its directors, officers, employees and agents against and agrees to hold them harmless from any and all Claims incurred or suffered by any of them arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Seller under this Agreement or any Seller Transaction Document.

9.3 Claims of Indemnity

Any indemnified Party under this Article 9 shall give prompt notice to the indemnifying Party of any claim, action, proceeding or circumstances that could reasonably give rise to such a Claim. Inadvertent failure to give such prompt notice will not preclude the indemnified Party from pursuing the claim unless and to the extent that the indemnifying Party is materially prejudiced by such failure. The indemnifying Party may, and shall if so requested by the indemnified Party, at its own expense and in the name of the indemnified Party or otherwise, dispute any claim made, or any matter on which a Claim could be made, by a third party in respect of which a notice has been given by the indemnified Party under this Section 9.3 and may retain legal counsel to have conduct of any proceeding relating to such a Claim. The indemnified Party may employ separate counsel with respect to any such Claims brought by a third party and participate in the defence thereof, provided that fees and expenses of such counsel shall be the responsibility of the indemnified Party unless:

(a) the indemnifying Party fails to assume the defence of such Claim on behalf of the indemnified Party within ten days of receiving notice of such claim; or

(b) the employment of such counsel has been authorized by the indemnifying Party,

in either of which cases the indemnifying Party shall not have the right to assume the defence of such suit on behalf of the indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for the indemnified Party. For the purpose of confirming or disputing such a claim, the indemnified Party shall provide full and complete disclosure to the indemnifying Party and complete access to and right of inspection by the representatives of the indemnifying Party of all documents and records in the possession or control of the indemnified Party relating to such Claim. If any security is required to be provided for the purpose of defending or contesting any such Claim, including, without limitation, any appeal of any judgment, the indemnifying Party shall provide such security and all monies or property representing such security received by the indemnified Party as a result of a successful defense or contestation shall be held in trust by the indemnified Party for the benefit of the indemnifying Party and shall be remitted to the indemnifying Party on demand. Neither the indemnified Party nor the indemnifying Party shall settle, compromise or pay any Claim for which indemnity is sought hereunder except with the prior written consent of the other, such consent not to be unreasonably withheld, or in the case of the indemnified Party, unless the indemnifying Party fails to dispute and defend such Claim.

9.4 Agency for Representatives

The Seller agrees that the Buyer may enforce an indemnity in favour of any of that Party's directors, officers, employees or agents.

9.5 Limitations

Notwithstanding anything else in this Agreement:

(a) the amount which an indemnifying Party is required to pay in respect of a Claim pursuant to this Article 9 shall be reduced by any foreign or local Tax benefit to the indemnified Party applicable to the amount of the Claim (calculated on a net present value basis by the indemnified Party, acting reasonably) and by the amount of any insurance proceeds available to the indemnified Party in respect of the Claim; and

(b) in no event will any Party be liable for any indirect, consequential, special or incidental damages, including without limitation, damages resulting from loss of profits.

9.6 Survival of Representations and Warranties

The representations and warranties of each of the Parties set forth herein or in the Seller Transaction Documents or the Buyer Transaction Documents, as the case may be, shall survive for a period of two years from the Closing Date provided that representations and warranties in respect of warranties in respect of Tax matters shall survive so long as assessments or reassessments can be made by the applicable Taxing authorities in respect thereof.

9.7 Exclusive Rights

The rights of indemnity set forth in this Article 9 are intended to be and will be the sole and exclusive right and remedy of the Parties in respect of any Claim under this Agreement, any Seller Transaction Document or Buyer Transactions Documents, as the case may be, and the transactions contemplated hereby and thereby.

ARTICLE 10

GENERAL PROVISIONS

10.1 Expenses

The Seller shall be responsible for all direct expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Seller Transaction Documents and the Buyer Transaction Documents.

10.2 Public Announcements

Except as may be required by Applicable Law or stock exchange rules, until Closing neither Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, the

Buyer shall be entitled to file a copy of this Agreement under its profile on SEDAR (subject to such redactions as may be mutually agreed to by the Parties) and the Buyer may disclose information obtained under this Agreement if required to do so to allow a current or potential *bona fide* provider of finance to conduct due diligence provided.

10.3 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made after three Business Days, if mail is used, on the next Business Day, if courier is used or on the same Business Day if fax is used) by delivery in person, by overnight courier service, by cable, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or by such other means or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Seller or Rio Condor, to:

Rio Condor Resources S.A.
Camino del Sol 3895-7
Las Condes, Santiago Chile

Attention: Francisco Schubert Seiffert
Facsimile: (56 2) 955 1976

With a copy, which shall not constitute notice, to:

Quinzio & Compañía Abogados Limitada
Av. Apoquindo 3721 oficce 73
Las Condes, Santiago Chile

Attention: Cristián Quinzio Santelices
Facsimile: (562) 4310455

If to the Buyer, to:

Bridgeport Ventures Inc.
357 Bay Street, Suite 900
Toronto, ON M5T 2T7

Attention: President
Facsimile: (416) 777-9880

With a copy, which shall not constitute notice, to:

Cassels Brock & Blackwell LLP
Suite 2100 40 King Street West, Scotia Plaza
Toronto, Ontario M5H 3C2

Attention: Jay Goldman
Facsimile: (416) 644-9337

10.4 Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6 Entire Agreement

This Agreement, together with the Seller Transaction Documents and the Buyer Transaction Documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller on the one hand and the Buyer on the other hand with respect to the subject matter of this Agreement.

10.7 Assignment

The Buyer shall be entitled to assign and transfer any or all of its rights under this Agreement to any wholly owned Affiliate of the Buyer, and such wholly owned Affiliate shall have the right to assume and take by assignment any or all of such rights, and each of the Buyer and such Affiliate shall be entitled to enforce such rights on a joint and several basis provided that the Buyer shall continue to be liable for the obligations of any such assignee. The Seller shall be entitled to assign and transfer any or all of its rights under this Agreement to any Affiliate of the Seller, and such Affiliate shall have the right to assume and take by assignment any or all of such rights, and each of the Seller and such Affiliate shall be entitled to enforce such rights on a joint and several basis provided that the Seller shall continue to be liable for the obligations of any such assignee. Subject to the foregoing, no Party may transfer any of its rights or obligations hereunder without the prior written consent of the other Parties. Any assignment or transfer in violation of this Section 10.7 shall be null and void.

10.8 No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer

upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Waiver, Discharge, Amendment, Etc.

This Agreement may not be released, discharged, abandoned, changed, amended or modified in any manner, except pursuant by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized officers or representatives. The failure or any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereto to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.10 Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of Ontario and the Laws of Canada applicable therein. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Courts of Ontario, and the Parties hereto hereby irrevocably and unconditionally submit and attorn to the exclusive jurisdiction of the courts of Ontario, for any Legal Proceedings, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the Buyer and the Seller each agrees not to commence any Legal Proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document to its address set forth above in accordance with the laws of Ontario shall be effective service of process of any Legal Proceeding, suit or proceeding brought against it in any such court. The Buyer and the Seller each hereby irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in such courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The Buyer and the Seller each waives any rights they may have to a jury trial. Based on the foregoing, each of the Parties irrevocably waives any rights they may have to invoke another jurisdiction, whether as a result of its present or future domicile or for any other reason whatsoever.

10.11 Counterparts

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Language

The Parties have expressly required that this Agreement and all documents and notices relating hereto be drafted in English.

10.13 Assent

Rio Condor joins in this Agreement to specifically signify its assent to the provisions hereof and the completion of the transactions contemplated hereby in the manner set forth herein.

10.14 Exchange Approval

This Agreement is specifically subject to the approval of the Exchange, if the same is required to be obtained by the Buyer.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in counterparts by a duly authorized officer, all as of the date hereof.

BRIDGEPORT VENTURES INC.

By:______________________________
Name: Steven [illegible]
Title: President

____
Witness

By:______________________________
Name: **Francisco Schubert Seiffert**

RIO CONDOR RESOURCES S.A.

By:______________________________
Name:
Title:

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in counterparts by a duly authorized officer, all as of the date hereof.

BRIDGEPORT VENTURES INC.

By:____________________________
Name:
Title:

____
Witness
CRISTIAN QUINZIO

By:____________________________
Name: **Francisco Schubert Seiffert**

RIO CONDOR RESOURCES S.A.

By:____________________________
Name:
Title:

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in counterparts by a duly authorized officer, all as of the date hereof.

BRIDGEPORT VENTURES INC.

By:____________________
Name: Steven Marten
Title: President

____
Witness

By:____________________
Name: Francisco Schubert Seifert

RIO CONDOR RESOURCES S.A.

By:____________________
Name: Francisco Schubert
Title: General Manager

Schedule "A"

Description of Rosario Property

1. Rosario Una a Rosario Diez (registered on folio 197 over number 74 of the Registry of Property corresponding to the year 1986 of the Registrar of Mines of Copiapo).
2. Julia 1 al 18 (National Roll Number 03203-4307-0).
3. Eliana I 1 al 20 (National Roll Number 03203-1828-5).
4. Eliana II 1 al 22 (National Roll Number 3203-4829-3).
5. Eliana III 1 al 2 (National Roll Number 03203-4830-7).

Note: The properties listed in numbers 1, 2, 4 and 5 are exploitation concessions. The properties listed in number 3 are requests for exploitation mining concessions.

Schedule 3.9

Bank Accounts, Authorized Signatories and Powers of Attorney of Rio Condor

Bank Account: Banco Security No. E-1224948-01

Authorized Signatories: Francisco Schubert Seiffert

Powers of Attorney: Francisco Schubert Seiffert and Susana Socorro Etienne Solares